Exhibit 4.(a).2.4

State of Israel
Ministry of Communications

General License
to Partner Communications Ltd.
for the Provision of Mobile Radio Telephone Services via the Cellular Method (MRT)

Amendment no. 92

By virtue of the authority of the Minister of Communications pursuant to section 4(e) of the Communications Law (Telecommunications and Broadcasting), 5742 – 1982 (hereinafter: “the Law”), which has been delegated to me, and by virtue of all of my other authorities pursuant to any law, and after I gave an opportunity to Partner Communications Ltd. (hereinafter: “Partner”) to present its arguments to me, I hereby amend the General License granted to Partner on April 7, 1998, as follows:

Amendment to Annex E.4	1.
In clause 1(c), the words “on Independence Day and on the parliamentary election day” shall be replaced with: “on Independence Day, on the parliamentary election day and on the general election day for the local authorities.”

Inception	2.	This license amendment shall come into effect on the signing date thereof.

9 Cheshvan 5779 (18 October 2018)	_____________________________________________________ Netanel (Nati) Cohen Director-General